UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

HUTTIG BUILDING PRODUCTS, INC.

(Name of Subject Company)

HUTTIG BUILDING PRODUCTS, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

448451104

(CUSIP Number of Class of Securities)

Philip Keipp

Vice President and Chief Financial Officer

Huttig Building Products, Inc.

555 Maryville University Drive, Suite 400

St. Louis, Missouri 63141

(314) 216-2600

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Craig A. Roeder

Piotr Korzynski

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

(312) 861-3730

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.03, 7.01 and 9.01 of the Current Report on Form 8-K filed by Huttig Building Products, Inc. (the “Company”) on March 21, 2022 (including the exhibits and attachments attached thereto and incorporated therein by reference) is incorporated herein by reference.